MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

November 1, 2006		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Mortgage Investments, Inc.
Announces Third Quarter 2006 Financial Results

MFA Mortgage Investments, Inc. (NYSE:MFA) today reported earnings available to common stockholders of $5.0 million, or $0.06 per share of common stock, for the third quarter ended September 30, 2006. On October 2, 2006, MFA announced its third quarter dividend of $0.05 per share of common stock. The dividend was paid on October 31, 2006 to stockholders of record as of October 13, 2006.

Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, said, “Previous increases in the target federal funds rate continue to increase the cost of MFA’s liabilities at a more rapid pace than the yield on its assets, negatively impacting portfolio spreads. The U.S. Federal Open Market Committee (“FOMC”) held the target federal funds rate at 5.25% at its last three meetings after increasing the rate by 25 basis points at each of its prior 17 consecutive meetings. In its October 25, 2006 statement, the FOMC stated that “readings on core inflation have been elevated” although “inflation pressures seem likely to moderate over time.” As inflation risks remain, we do not currently foresee a reduction in the target federal funds rate in 2006. Based on the recent prolonged period of monetary policy tightening and the fact that, in general, the yields on our assets reset only after an initial fixed rate period, we anticipate that MFA will continue to experience a period of lowered earnings in the fourth quarter of 2006.”

Mr. Zimmerman stated, “In the third quarter of 2006, we began to see increased availability of attractive investment opportunities and, as a result, began to grow our MBS portfolio. MFA’s MBS portfolio, which had declined to $3.43 billion as of June 30, 2006 increased to $4.61 billion as of September 30, 2006. MFA’s leverage as measured by debt-to-equity, which had been 4.3x as of June 30, 2006, increased to 5.9x by the end of the third quarter of 2006. We currently expect that our leverage ratio will continue to trend up in the fourth quarter of 2006.”

Mr. Zimmerman added, “MFA’s primary focus is high quality, higher coupon hybrid and adjustable-rate MBS assets. At September 30, 2006, approximately 99% of MFA’s assets consisted of MBS issued or guaranteed by an agency of the U.S. government or a federally chartered corporation, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash. The MBS in MFA’s portfolio are primarily adjustable-rate or hybrids, which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually. The average coupon on MFA’s adjustable-rate and hybrid MBS was 5.89% as of September 30, 2006. Assuming a 25% Constant Prepayment Rate (“CPR”), approximately 59% of the MBS in MFA’s portfolio are expected to prepay or have their interest rates reset within the next 12 months. Additionally, assuming this same 25% CPR, approximately 22% of the MBS in MFA’s portfolio are expected to prepay or have their interest rates reset after 12 months but within 36 months with the remaining 19% expected to prepay or have their interest rates reset after 36 months.”

MFA takes into account both coupon resets and expected prepayments when measuring sensitivity of its hybrid and adjustable-rate MBS portfolio to changing interest rates. In measuring its assets-to-borrowing repricing gap (the “Repricing Gap”), MFA measures the difference between: (a) the weighted average months until coupon adjustment or projected prepayment on its MBS portfolio; and (b) the months remaining on its repurchase agreements applying the same projected prepayment rate and including the impact of interest rate swap agreements. Assuming a 25% CPR, the weighted average time to repricing or assumed prepayment for MFA’s ARM-MBS portfolio, as of September 30, 2006, was approximately 17 months and the average term remaining on its repurchase agreements, including the impact of interest rate swaps, was approximately 11 months, resulting in a Repricing Gap of approximately six months. The prepayment speed on MFA’s MBS portfolio averaged 26.4% CPR during the third quarter of 2006.

During the third quarter of 2006, the gross yield on MFA’s interest-earning assets was approximately 5.73%, while the net yield on interest-earning assets was reduced to 4.83%, primarily due to the cost of premium amortization on MFA’s MBS portfolio. The portfolio spread, which is the difference between MFA’s interest-earning asset portfolio net yield of 4.83% and its 4.67% cost of funds, was 0.16% for the third quarter of 2006. MFA’s costs for compensation and benefits and other general and administrative expense were $2.4 million for the quarter ended September 30, 2006. As of September 30, 2006, book value per share of common stock was $7.37.

Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting Mellon Investor Services, the Plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.melloninvestor.com or visit MFA’s website at http://www.mfa-reit.com.

MFA will hold a conference call on Wednesday, November 1, 2006, at 10:00 a.m. (New York City time) to discuss its third quarter 2006 financial results. The number to dial in order to listen to the conference call is (800) 611-1148 in the U.S. and Canada. International callers must dial (612) 332-1025. The replay will be available through Wednesday, November 8, 2006 at 11:59 p.m., and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code: 846964. The conference call will also be webcast over the internet and can be accessed at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Relations page or, alternatively, at http://www.ccbn.com. To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in reports that MFA files from time to time with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2006	December 31, 2005

(In Thousands, Except Per Share Amounts)	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”), at fair value (including pledged
MBS of $4,294,696 and $5,394,144 at September 30, 2006 and
December 31, 2005, respectively)	$4,606,637	$5,714,906
Cash and cash equivalents	53,143	64,301
Accrued interest receivable	24,115	24,198
Derivative assets	908	5,494
Real estate	11,860	29,398
Real estate held for sale	8,856	–
Goodwill	7,189	7,189
Prepaid and other assets	1,378	1,431

Total Assets	$4,714,086	$5,846,917

Liabilities:
Repurchase agreements	$3,986,090	$5,099,532
Accrued interest payable	27,538	54,157
Mortgages on real estate, including mortgages on real estate held for sale	16,403	22,552
Derivative liabilities	415	–
Dividends payable	–	4,058
Accrued expenses and other liabilities	3,628	5,516

Total Liabilities	4,034,074	5,185,815

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable;
5,000 shares authorized; 3,840 shares issued and
outstanding at September 30, 2006 and December 31, 2005 ($96,000
aggregate liquidation preference)	38	38
Common stock, $.01 par value; 370,000 shares authorized;
79,211 and 80,121 issued and outstanding at September 30, 2006
and December 31, 2005, respectively	792	801
Additional paid-in capital, in excess of par	765,561	770,789
Accumulated deficit	(64,142)	(52,315)
Accumulated other comprehensive loss	(22,237)	(58,211)

Total Stockholders’ Equity	680,012	661,102

Total Liabilities and Stockholders’ Equity	$4,714,086	$5,846,917

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

(In Thousands, Except Per Share Amounts)	(Unaudited)

Interest Income:
MBS income	$47,061	$56,396	$146,035	$178,090
Interest income on temporary cash investments	471	1,135	1,677	1,822

Total Interest Income	47,532	57,531	147,712	179,912

Interest Expense	38,205	49,060	119,808	135,334

Net Interest Income	9,327	8,471	27,904	44,578

Other Operating Income (Loss):
Gain (loss) on sale of MBS, net	36	10	(23,113)	10
Revenue from operations of real estate	390	378	1,160	1,090
Miscellaneous other, net	143	93	587	125

Total Other Operating Income (Loss)	569	481	(21,366)	1,225

Operating and Other Expense:
Compensation and benefits	1,446	1,346	4,534	4,399
Real estate operating expense	261	260	743	754
Mortgage interest on real estate	169	172	505	511
Other general and administrative	942	871	3,020	2,757

Total Operating and Other Expense	2,818	2,649	8,802	8,421

Income (Loss) from Continuing Operations, net	7,078	6,303	(2,264)	37,382

Discontinued Operations:
Loss from discontinued operations, net	(1)	(32)	(134)	(71)
Gain on sale of real estate, net of tax of $1,820	–	–	4,705	–

(Loss) Income from Discontinued Operations, net	(1)	(32)	4,571	(71)

Income Before Preferred Stock Dividends	7,077	6,271	2,307	37,311
Less: Preferred Stock Dividends	2,040	2,040	6,120	6,120

Net Income (Loss) Available to Common Stockholders	$5,037	$4,231	$(3,813)	$31,191

Earnings (loss) Per Share of Common Stock:
Income (loss) from continuing operations – basic and diluted	$0.06	$0.05	$(0.11)	$0.38
Income from discontinued operations – basic and diluted	–	–	0.06	–

Earnings (loss) per share of common stock – basic and diluted	$0.06	$0.05	$(0.05)	$0.38

Dividends declared per share of common stock	$0.05	$0.125	$0.10	$0.305